EXHIBIT 99.1

Horizon Space Acquisition I Corp. Announces the Separate Trading of its Ordinary Shares, Warrants, and Rights, Commencing on January 26, 2023

New York, NY, January 23, 2023 (GLOBE NEWSWIRE) – Horizon Space Acquisition I Corp. (the “Company”) (Nasdaq: HSPOU), a blank check company, today announced that, commencing on January 26, 2023, holders of the 6,900,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”) including Units sold upon a full exercise of the underwriters’ over-allotment option, may elect to separately trade the ordinary shares, warrants, and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “HSPOU.” Any underlying ordinary shares, warrants, and rights that are separated will trade on the NASDAQ under the symbols “HSPO,” “HSPOW,” and “HSPOR,” respectively. Holders of Units will need to have their brokers contact the Company's transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into ordinary shares, warrants, and rights.

The Units were initially offered by the Company in an underwritten offering. Network 1 Financial Securities, Inc. acted as the representative of the underwriters for the offering. A registration statement on Form S-1 (File No. 333-268578) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 21, 2022. The Offering was being made only by means of a prospectus, copies of which may be obtained be obtained from Network 1 Financial Securities, Inc., 2 Bridge Ave #241, Red Bank, NJ 07701, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Horizon Space Acquisition I Corp.

Horizon Space Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Horizon Space Acquisition I Corp., including those set forth in the Risk Factors section of Horizon Space Acquisition I Corp.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Horizon Space Acquisition I Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Michael Li

Chief Executive Officer

Horizon Space Acquisition I Corp.

(646)257-5537

mcli@horizonspace.cc